Exhibit 4.1
FORM OF SUBORDINATED DEBENTURE

THIS OBLIGATION IS NOT A DEPOSIT AND IT IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED TO CLAIMS OF DEPOSITORS, IS UNSECURED, AND IS INELIGIBLE AS COLLATERAL FOR A LOAN BY THE PARK NATIONAL BANK.

$25,000,000	Cincinnati, Ohio December 28, 2007
     FOR VALUE RECEIVED, the undersigned, THE PARK NATIONAL BANK, a national banking association (“Borrower”), hereby promises to pay to the order of USB Capital Funding Corp., a Nevada corporation, or any holder hereof from time to time (“Lender”), at such place as may be designated by Lender, in writing, the principal sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000), or so much thereof that has been advanced and remains outstanding, with interest thereon as hereinafter provided. This Subordinated Debenture (this “Subordinated Debenture”) is issued pursuant to the terms of that certain Subordinated Debenture Purchase Agreement of even date herewith by and between Borrower and Lender (as may be amended, restated, supplemented or modified from time to time, the “Purchase Agreement”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.
     The principal balance hereof shall be paid in accordance with the Purchase Agreement. The unpaid principal amount outstanding under this Subordinated Debenture from time to time shall bear interest before maturity in accordance with the Purchase Agreement. Under certain circumstances as provided in the Purchase Agreement, overdue interest payments under this Subordinated Debenture shall bear interest from the due date thereof until paid at a daily rate equal to the Default Rate of interest.
     Lender will note on its internal records the amount of each payment in respect of the Subordinated Debenture. Whenever any payment to be made under this Subordinated Debenture shall be due on a day that is other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.
     There shall be no penalties or other charges payable by Borrower to Lender hereunder other than those payments expressly described in the Purchase Agreement. Except as otherwise provided in the Purchase Agreement, all payments hereunder shall be credited first to accrued interest and second to the unpaid principal balance outstanding at the time of such payment.
     The Subordinated Debenture may not be prepaid in any amount or at any time prior to the fifth anniversary of the date hereof. From and after such anniversary date, Borrower may prepay all or part, of the outstanding unpaid principal balance under this Subordinated Debenture without penalty as provided in the Purchase Agreement. Borrower may be required under regulations of the Office of the Comptroller of the Currency (the “OCC”) to obtain prior OCC approval before making any prepayment (including payment pursuant to an acceleration clause or redemption prior to maturity); however, Lender shall have no responsibility to verify whether Borrower has obtained OCC approval for any prepayment.
     This Subordinated Debenture is not secured by any assets of Borrower. Except as provided in the Purchase Agreement with respect to the Junior Subordinated Debentures and the Guarantee, the rights of Lender to the principal sum hereunder or any part hereof and to any accrued interest thereon shall remain subject and subordinate to the claims of general creditors of Borrower and, upon dissolution or liquidation of Borrower, no payment of principal, interest or premium (including post-default interest)

shall be due and payable under the terms of this Subordinated Debenture until all general creditors of Borrower shall have been paid in full.
     If an Event of Default shall occur, Lender shall have the rights set forth in Article 8 of the Purchase Agreement. Borrower shall reimburse and indemnify Lender and shall hold Lender harmless against any reasonable costs (including court costs and reasonable attorneys’ fees) incurred by Lender in the collection of any amounts due as a result of an Event of Default or as otherwise provided in the Purchase Agreement.
     Lender may sell, assign, pledge or otherwise transfer or encumber any or all of its interest under this Subordinated Debenture at any time and from time to time as permitted under the Purchase Agreement. In the event of a transfer of the Subordinated Debenture, all terms and conditions of this Subordinated Debenture shall be binding upon and inure to the benefit of both the transferee and Borrower after such transfer; provided, however, that Borrower shall have no obligation hereunder to any such transferee unless and until any transfer of this Subordinated Debenture is recorded on the books and records of Borrower.
     Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of this Subordinated Debenture, Borrower shall, at Lender’s expense, execute and deliver in lieu thereof a new debenture in principal amount equal to the unpaid principal amount of such lost, stolen, destroyed or mutilated debenture, dated the date to which interest has been paid on such lost, stolen, destroyed or mutilated Subordinated Debenture; provided that: (i) in the case of any such loss, theft or destruction, Lender shall have delivered to Borrower an indemnity reasonably satisfactory to Borrower indemnifying and holding Borrower harmless from any and all liability, claim or damage resulting from such loss, theft or destruction; or (ii) in the case of any such mutilation, upon surrender of this Subordinated Debenture to Borrower.
     Notwithstanding any other provisions of this Subordinated Debenture and the Purchase Agreement, including specifically those set forth in the sections relating to subordination, events of default and covenants of Borrower, it is expressly understood and agreed that the OCC or any receiver or conservator of Borrower appointed by the OCC shall have the right in the performance of its legal duties, and as part of liquidation designed to protect or further the continued existence of Borrower or the rights of any parties or agencies with an interest in, or claim against, Borrower or its assets, to transfer or direct the transfer of the obligations of this Subordinated Debenture to any bank or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, and interest and premium, if any, on this Subordinated Debenture and the due and punctual performance of all covenants and conditions; and the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption, pursuant to the provisions of this Subordinated Debenture and the Purchase Agreement, and shall serve to return the holder to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest and principal previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the holder of this Subordinated Debenture, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for herein.
     The indebtedness of Borrower evidenced by this Subordinated Debenture, including the principal and premium, if any, and interest shall be subordinate and junior in right of payment to Borrower’s obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors, including its obligations to the Federal Reserve Bank, the Federal Deposit Insurance Corporation (the “FDIC”), and any rights acquired by the FDIC as a result of loans made by the FDIC to Borrower or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 USC 1823(c), (d) or (e), whether now outstanding or hereafter incurred and obligations to repay advances from the Federal Home Loan Bank of Cincinnati; provided, however, the indebtedness evidenced hereby is expressly not subordinate and junior in any respect, and ranks senior in all respects, to the Indebtedness evidenced by the Junior Subordinated Debenture. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to Borrower, whether voluntary or involuntary, all such obligations other than in respect of the Junior Subordinated Debenture shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest, on this Subordinated Debenture. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the holder of this Subordinated Debenture together with any obligations of Borrower ranking on a parity with this Subordinated Debenture, shall be entitled to be paid from the remaining assets of Borrower the unpaid principal thereof and any unpaid premium, if any, and interest before any payment or other distribution, whether in cash, property or otherwise (including post-default interest), shall be made on account of any capital stock or any obligations of Borrower ranking junior to this Subordinated Debenture.
     Nothing herein shall impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and any premium and interest on this Subordinated Debenture according to its terms.
     No provision of this Subordinated Debenture shall be amended or waived except by a written instrument signed by a duly authorized officer of each of Borrower and Lender. Any notices or other communications permitted or required hereunder shall be sent and addressed in accordance with the requirements of the Purchase Agreement.
     This Subordinated Debenture shall be governed by and construed in accordance with the internal laws of the State of Nevada. Nothing herein shall be deemed to limit any rights, powers or privileges which Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.
     To induce Lender to accept this Subordinated Debenture and the other Transaction Documents, Borrower irrevocably agrees that all actions or proceedings in any way, manner, or respect, arising out of or from or related to this Subordinated Debenture shall be litigated only in courts having situs within Cincinnati, Ohio. Borrower hereby consents and submits to the jurisdiction of any local, state, or federal court located within said city. Borrower hereby waives any right it may have to transfer or change the venue of any litigation brought against Borrower by Lender.

BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS SUBORDINATED DEBENTURE OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS SUBORDINATED DEBENTURE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (ii) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE PURCHASE AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND (iii) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.
     IN WITNESS WHEREOF, the undersigned has executed this Subordinated Debenture or caused this Subordinated Debenture to be executed by its duly authorized representative as of the date first above written.

ATTEST:			THE PARK NATIONAL BANK

By:	/s/ Brenda L. Kutan		By:	/s/ C. Daniel DeLawder
	Name:	Brenda L. Kutan		Name:	C. Daniel DeLawder
	Title:	Secretary		Title:	Chairman and CEO

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